CONFIRMING STATEMENT

This statement confirms that the undersigned, Larry Myers, has authorized and designated, Jacob Burkett, Paul Cento and Melanie Bowling, to execute and file on the undersigned's behalf, all Form 3, 4, 5 and 144 (including amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of First Merchants Corporation. The authority of Jacob Burkett, Paul Cento and Melanie Bowling under this statement shall continue until the undersigned is no longer required to file Form 3, 4, 5, and 144 with regard to the undersigned ownership or transactions in securities of First Merchants Corporation, unless earlier revoked in writing. The undersigned acknowledges Jacob Burkett, Paul Cento and Melanie Bowling are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Larry W. Myers

Larry Myers

Annual Confirmation Process



1. **Due Dates**: Filers must complete their annual confirmation by the end of the selected quarter. For example, if a filer chooses March 31 as their deadline, they must confirm by that date each year. The due date is displayed on the filer's dashboard in the EDGAR system. 1

2/9/2026

Date: